Exhibit 99.1

CorMedix Announces FDA IND Filing for Neutrolin® in United States

BRIDGEWATER, N.J., September 25, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease,  is pleased to announce that an Investigational New Drug application (IND)  for Neutrolin® was submitted to the United States Food and Drug Administration (FDA) on Wednesday, September 24, 2014.

The IND includes a pivotal Phase 3 protocol for Neutrolin® in hemodialysis patients with a central venous catheter.  The Phase 3 clinical trial is designed as a multi-center, randomized, controlled study conducted in the U.S. and Europe.  Dr. Michael Allon, Professor, Department of Medicine, Division of Nephrology, University of Alabama, Birmingham will be the Study Chair of the Neutrolin® Phase 3 program. An IND goes into effect 30 days after FDA receives the IND, unless FDA provides notification that the IND is subject to a clinical hold.

Dr. Antony Pfaffle, Chief Scientific Officer at CorMedix stated, "The filing of our IND is an important incremental step that we believe will lead to the availability of Neutrolin® for patients in the US with central venous catheters. Neutrolin® is being developed to help prevent catheter-related infections and thrombosis. The active anti-infective ingredient in Neutrolin® is taurolidine, which has efficacy against both common and resistant forms of bacteria and fungi. Use of taurolidine has not been associated with the development of microbial resistance in humans.”

Randy Milby, CEO of CorMedix would like to thank all the members of the regulatory team, and the scientific advisors who have helped prepare the IND, and wishes to express the company's appreciation to the FDA for its continued guidance in this important regulatory milestone for CorMedix.

Recently CorMedix reported the receipt of  a broad label expansion in the entire European Union to include not only hemodialysis catheters, but also catheters used in chemotherapy, total parenteral nutrition and critical care settings. CorMedix is proud to continue to support Neutrolin® development and hopes to gain FDA approval to introduce the product in the US to prevent catheter-related infections and thrombosis.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.